Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Strong 1st Quarter

Operating and Net Profit Up Double-Digit

Very Strong Organic Sales Growth Across All Divisions

New York, New York, April 25, 2007… Colgate-Palmolive Company (NYSE:CL) today announced excellent worldwide sales and unit volume growth together with double-digit earnings growth for first quarter 2007. Worldwide sales grew 12.0% to $3,213.9 million and unit volume grew 8.0%, as reported. Excluding divestments, worldwide sales and unit volume grew 12.5% and 8.5%, respectively. Global pricing increased 1.0%, and foreign exchange added 3.0%. The very strong top-line growth was supported by a 20% increase in worldwide advertising spending to a record level.

First quarter 2007 results include $29.9 million of aftertax charges related to the 2004 Restructuring Program. In the year ago quarter, restructuring charges totaled $46.8 million aftertax.

Consistent with its focused business strategy and as previously announced, the Company sold its household bleach business in Latin America (except Colombia, where the sale is still subject to regulatory approval) during first quarter 2007 for an aftertax gain of $29.7 million which was offset in its entirety by restructuring charges. First quarter 2007 results also include an aftertax charge of $8.2 million related to the limited voluntary recall of certain Hill’s Pet Nutrition feline products and an income tax benefit of $73.9 million which consists primarily of the reduction of a tax loss carryforward valuation allowance in Brazil.

As reported, gross profit margin increased 190 basis points to 56.4%. Excluding restructuring charges, gross profit margin increased 110 basis points to 57.4%, an all-time record.

Operating profit as reported increased 26% versus first quarter 2006. Excluding restructuring charges and the above noted items, operating profit rose 13%. On the same basis, operating profit margin grew from 20.3% to 20.6% as a percent of sales.

Reported net income and diluted earnings per share in first quarter 2007 were $486.6 million and $.89, respectively. Excluding restructuring charges and the above noted items, net income in the quarter increased 13% versus first quarter 2006 to a record $421.1 million, and diluted earnings per share increased 13% to $.77, also a record. In first quarter 2006, reported net income and diluted earnings per share were $324.5 million and $.59, respectively, and net income and diluted earnings per share excluding restructuring charges were $371.3 million and $.68, respectively.

Net cash provided by operations year to date increased by 28% to $487.9 million after building selected inventories to support the business during factory closings related to the 2004 Restructuring Program. End of first quarter 2007 working capital improved to 1.0% of sales versus 1.5% last year.

Reuben Mark, Chairman and CEO said, “We are delighted with the strength and breadth of our growth on both the top and bottom lines. The 8.5% global unit volume growth, ex-divested businesses, is one of the highest quarterly growth rates in the last decade and every geographic region participated in the strong growth.

“We are also particularly pleased that every operating division meaningfully increased advertising while still delivering strong double-digit growth in operating profit.”

Ian Cook, President, COO and CEO designate further commented, “It’s great to see the continued improvement in gross profit margin worldwide. This has provided funding for the higher level of advertising support which is driving market share gains worldwide while still generating 13% operating profit growth, excluding restructuring charges and other items.

“Our global toothpaste leadership continues to expand with market shares at record highs in many countries around the world. Colgate’s worldwide leadership in manual toothbrushes also continues to strengthen with our global market share in this category increasing versus year ago to another record high.

“As we look to the balance of the year we are confident that the strong top-line growth will continue, driven by our very full new product pipeline, both here in the U.S. and abroad. As previously noted, we expect gross profit margin excluding restructuring charges to be up in the high end of our targeted range of 75 to 125 basis points for the year as a result of our ongoing cost-savings initiatives, the benefits from restructuring, promotional savings and a continued shift towards higher-margin products.

Mr. Cook concluded, “All this combined with this quarter’s strong results adds to our confidence that we will deliver double-digit earnings per share growth for the year, excluding restructuring charges and other items.”

The 2004 Restructuring Program is progressing on schedule. As previously announced, the four-year restructuring program was to deliver ongoing savings at an annual rate of $250-$300 million after tax by 2008, with total charges for the program of $550-$650 million after tax. Incremental savings projects in addition to the $250-$300 million have been identified by the Company during implementation of the restructuring program which will be obtained without extending the length of the program beyond the previously announced completion date of December 31, 2008. These additional projects are projected to increase planned savings by $50 million after tax to a revised range of $300 to $350 million after tax by year end 2008. Total cumulative restructuring charges are projected to increase by $125 million to a revised range of $675 million to $775 million after tax by that same time.

Also, in line with the Company’s previously announced succession plan, Reuben Mark will retire as Chief Executive Officer on July 1, 2007. At the Board’s request, Mr. Mark will remain as Chairman of the Company’s Board of Directors for a period of up to 18 months after that date. The Board stated that it is their intention to elect Ian Cook, currently President and Chief Operating Officer, to become Chief Executive Officer, effective upon Mr. Mark’s retirement as CEO. Mr. Mark has served as CEO since 1984.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (21% of Company Sales)

Positive growth continued in North America, fueled by new product sales and market share gains. As reported, sales and unit volume grew 7.5% during the quarter. Excluding the divestiture of the Canadian bleach business, sales and unit volume grew 8.5%. Pricing and foreign exchange were flat with the year ago period. Tom’s of Maine contributed 1.5% to sales and volume growth in the first quarter of 2007. North American operating profit increased 15% even after an all-time record level of advertising during the quarter.

In the U.S., a new integrated marketing campaign featuring Brooke Shields helped drive market share for Colgate Total toothpaste up .6 share points versus year ago to 14.9% year to date as measured by ACNeilsen. Colgate’s share of the manual toothbrush market is also growing, reaching an all-time record high of 25.8% year to date, up 270 basis points versus year ago.

New product activity is contributing to growth across categories. Successful new products include Colgate 360° Sensitive manual toothbrush, Softsoap brand Decorative Collection liquid hand soap, Irish Spring MoistureBlast bar soap, Softsoap brand Pure Cashmere moisturizing body wash and liquid hand soap, and Fabuloso multi-purpose spray cleaner.

Positive growth momentum in the U.S. is expected to continue driven by a full pipeline of new product launches. Recent introductions reaching store shelves now include Palmolive Scrub Buster with Micro Beads dish liquid, Irish Spring body wash for men, Softsoap brand Nutra-Oil body wash, Colgate Max Fresh BURST toothpaste with 50% more mini breath strips and Advanced Clean, a Colgate Total toothpaste which helps maintain a dentist clean feeling between dentist visits.

Latin America (25% of Company Sales)

As reported, Latin American sales and unit volume grew 14.0% and 13.5%, respectively, in the first quarter. Excluding the divested bleach businesses, sales and unit volume grew 14.5% and 14.0%, respectively. This is the third consecutive quarter of double-digit volume growth for Latin America. Every market in the region contributed to the very strong volume gains, led by Mexico, Brazil, Venezuela, Central America, Colombia, Argentina, Chile, Dominican Republic and Ecuador. Higher pricing added 1.0% and foreign exchange was negative 0.5%. Latin American operating profit increased 16%, to an all-time record level even after a strong double-digit increase in advertising during the quarter.

Colgate continues to build its strong leadership in oral care throughout Latin America with its regional toothpaste market share at a record 75.1% year to date. Toothpaste share gains were achieved in nearly every country driven by strong sales of Colgate Total and Colgate Max Fresh Citrus toothpastes and the launch of Colgate Total Professional Clean toothpaste during the quarter. Colgate expanded its leadership in manual toothbrushes during the quarter with its regional market share reaching 36.9%, nearly three share points ahead of the nearest competitor. The recent launch of Colgate 360° manual toothbrush contributed to this success.

In other categories, Palmolive Naturals Mint & Eucalyptus, Protex Deo 12 and Protex Propolis bar soaps, Lady Speed Stick Double Defense deodorant and Fabuloso liquid cleaner contributed to market share gains in the region.

Europe/South Pacific (24% of Company Sales)

Europe/South Pacific sales increased 13.0% versus year ago, and unit volume grew 4.5%. Pricing was negative 1.5% and foreign exchange added 10.0%. Nearly every country in the region contributed to the volume gains led by France, Denmark, Germany, Greece, Italy, Spain, Poland, Romania, Australia and New Zealand. Operating profit for the region grew 17% even after a significant increase in advertising during the quarter.

Colgate maintained its oral care leadership in Europe/South Pacific led by toothpaste market share gains in France, Germany, Italy, Spain, Greece, Austria, Norway, Ireland, Australia and New Zealand. Successful new premium products driving these gains include Colgate Time Control, Colgate Sensitive Multi Protection and Colgate Max Fresh toothpastes. Gaba’s toothpaste market share also grew in many markets across the region, in both the food and pharmacy channels. In the manual toothbrush category, strong sales of Colgate 360° and Colgate 360° Sensitive contributed to new market leadership in this category for the region.

Recent premium innovations contributing to gains in other categories include Palmolive Pure Cashmere and Palmolive BodYogurt body washes, Palmolive shower gel for men, Colgate Plax Gentle Care mouth rinse and Ajax Professional bucket dilutable cleaner.

Greater Asia/Africa (17% of Company Sales)

Greater Asia/Africa sales and unit volume increased 13.5% and 9.0%, respectively. Volume gains were achieved in nearly every country in the region led by Malaysia, Thailand, India, Russia, Turkey and South Africa. Unit volume in Greater China increased 10% during the quarter. For the division as a whole, pricing increased 1.5% and foreign exchange added 3.0%. Operating profit for the region increased 24%, even after a sizable increase in advertising spending during the quarter.

Colgate strengthened its oral care leadership in the Greater Asia region with 9 out of 14 countries reporting toothpaste market share gains led by India, Philippines, Ukraine, Russia and the rest of the CIS countries. Colgate’s share of the manual toothbrush market also strengthened throughout the region with nearly every country achieving record high shares in the category. Successful new products driving the oral care growth include Colgate Max Fresh Green Tea, Colgate Sensitive Multi Protection and Colgate Total Propolis toothpastes and Colgate 360° and Colgate Twister Fresh manual toothbrushes.

New products contributing to growth in other categories in the region include Palmolive Pure Cashmere shower cream and bar soap, Palmolive Naturals Silky Straight shampoo, Protex Icy Cool bar soap and Lady Speed Stick Aloe deodorant.

Hill’s (13% of Company Sales)

Innovative new products and veterinary recommendations continue to drive growth at Hill’s, a world leader in specialty pet food. As reported, Hill’s sales and unit volume grew 12.0% and 5.0%, respectively, including the limited voluntary product recall during the quarter. Pricing increased 4.5% and positive foreign exchange added 2.5%. Operating profit increased 11% during the quarter. The increase in operating profit does not reflect the impact of the limited voluntary product recall as these costs have been included in the Corporate segment for reporting purposes.

Like most major North American pet food producers, Hill’s was affected by the unfortunate recent pet food recalls concerning the FDA’s discovery of melamine in certain wheat gluten supplies during March 2007. Hill’s took the precaution of voluntarily recalling two feline products, its only products that may have contained the affected wheat gluten. These products accounted for 0.5% of Hill’s Pet Nutrition’s annual sales and the related sales loss is not anticipated to have a significant impact on the Company’s 2007 annual net sales or operating profit. Hill’s Pet Nutrition’s operating profit does not reflect the impact of the recall as these cost have been included in the Corporate segment, as noted above.

Strong sales of Science Diet Indoor Cat food in new chicken and seafood flavors drove growth in the U.S. specialty retail channel during the quarter. In the U.S. veterinary channel, Prescription Diet j/d Canine, a food clinically proven to improve mobility in dogs with arthritis, the relaunch of Prescription Diet d/d Canine and Feline foods, which address a range of inflammatory skin conditions, and Prescription Diet z/d, a food designed to address adverse food reactions contributed to growth.

Internationally, growth was strong led by Russia, Denmark, South Africa, the United Kingdom, Italy, Mexico and France. New pet food products contributing to the international growth include Prescription Diet j/d Canine, Prescription Diet Feline Chunks in Gravy pouches, Science Plan Canine Lamb & Rice and Science Plan Neutered Cat, a new veterinary exclusive product.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill's Prescription Diet. For more information about Colgate's global business, visit the Company's web site at http://www.colgate.com.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2006) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company's Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate's condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Net sales, cost of sales, gross profit margin, operating profit, operating profit margin, other (income) expense, net and effective tax rate, net income, and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items reported in the corporate segment, as explained below:

•

The restructuring charges relate to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by 2008 (the “2004 Restructuring Program”). These restructuring charges include separation-related costs, incremental depreciation and asset write-downs, and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes these items should be presented separately to enhance an investor's overall understanding of its ongoing operations.

•

The three Other Items, which pertain only to 2007, are comprised of the gain on sale of the Company’s household bleach business in Latin America, a charge related to the limited voluntary product recall of certain Hill’s feline products, and tax adjustments which consist of the reduction of a tax loss carryforward valuation allowance in Brazil, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries. The amount of each such excluded item for the three months ended March 31, 2007 is set forth in the table entitled “Supplemental Consolidated Income Statement Information – Other Items” included with this release. In light of their nature and magnitude, the Company believes that these three Other Items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program and Other Items” for the three months ended March 31, 2007 and 2006 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, and operating profit in certain geographic divisions are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales growth and volume growth and operating profit from ongoing operations. See “Geographic Sales Analysis, Percentage Changes – First quarter 2007 vs. 2006” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for first quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Three Months Ended March 31, 2007 and 2006

(in Millions Except Per Share Amounts) (Unaudited)

	2007				2006
	As Reported	Restructuring	Other Items (a)	Excluding Restructuring & Other Items	As Reported	Restructuring	Excluding Restructuring
Net sales	$3,213.9	$—	$(2.1)	$3,216.0	$2,870.6	$—	$2,870.6
Cost of sales	1,401.7	31.7	(1.1)	1,371.1	1,307.1	52.1	1,255.0
Gross profit	1,812.2	(31.7)	(1.0)	1,844.9	1,563.5	(52.1)	1,615.6
Gross profit margin	56.4%			57.4%	54.5%		56.3%
Selling, general and administrative expenses	1,170.2	11.1	—	1,159.1	1,017.6	5.0	1,012.6
Other (income) expense, net	(9.1)	3.1	(36.0)	23.8	28.4	8.7	19.7
Operating profit	651.1	(45.9)	35.0	662.0	517.5	(65.8)	583.3
Operating profit margin	20.3%			20.6%	18.0%		20.3%
Interest expense, net	42.7	—	—	42.7	37.3	—	37.3
Income before income taxes	608.4	(45.9)	35.0	619.3	480.2	(65.8)	546.0
Provision for income taxes	121.8	(16.0)	(60.4)	198.2	155.7	(19.0)	174.7
Effective tax rate	20.0%			32.0%	32.4%		32.0%
Net income	486.6	(29.9)	95.4	421.1	324.5	(46.8)	371.3
Earnings per common share
Basic	$0.94	$(0.06)	$0.19	$0.81	$0.62	$(0.09)	$0.71
Diluted	$0.89	$(0.05)	$0.17	$0.77	$0.59	$(0.09)	$0.68
Average common shares outstanding
Basic	512.7	512.7	512.7	512.7	515.2	515.2	515.2
Diluted	547.0	547.0	547.0	547.0	549.8	549.8	549.8

(a)	See Table 2 “Supplemental Consolidated Income Statement Information - Other Items” for details.

Table 2

Colgate-Palmolive Company

Supplemental Consolidated Income Statement Information

Other Items

For the Three Months Ended March 31, 2007

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31, 2007
	Gain on Bleach Sale	Hill’s Product Voluntary Recall	Tax Adjustments*	Total Other Items
Net sales	$—	$(2.1)	$—	$(2.1)
Cost of sales	—	(1.1)	—	(1.1)
Gross profit	—	(1.0)	—	(1.0)
Selling, general and administrative expenses	—	—	—	—
Other (income) expense, net	(48.6)	12.6	—	(36.0)
Operating profit	48.6	(13.6)	—	35.0
Interest expense, net	—	—	—	—
Income before income taxes	48.6	(13.6)	—	35.0
Provision for income taxes	18.9	(5.4)	(73.9)	(60.4)
Net income	29.7	(8.2)	73.9	95.4

Earnings per common share
Basic	$0.06	$(0.02)	$0.15	$0.19
Diluted	$0.05	$(0.02)	$0.14	$0.17

*	Reduction of tax loss carryforward valuation allowances in Brazil of $94.6, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries.

Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2007, December 31, 2006 and March 31, 2006

(Dollars in Millions) (Unaudited)

	March 31, 2007	December 31, 2006	March 31, 2006
Cash and cash equivalents	$474.4	$489.5	$382.8
Receivables, net	1,589.7	1,523.2	1,320.8
Inventories	1,095.4	1,008.4	949.5
Other current assets	333.2	279.9	296.6
Property, plant and equipment, net	2,715.0	2,696.1	2,519.6
Other assets, including goodwill and intangibles	3,149.9	3,140.9	3,226.5

Total assets	$9,357.6	$9,138.0	$8,695.8

Total debt	3,608.7	3,671.2	3,491.6
Other current liabilities	2,870.8	2,518.3	2,372.9
Other non-current liabilities	1,460.3	1,537.6	1,543.5

Total liabilities	7,939.8	7,727.1	7,408.0
Total shareholders’ equity	1,417.8	1,410.9	1,287.8

Total liabilities and shareholders’ equity	$9,357.6	$9,138.0	$8,695.8

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,116.9	$3,170.2	$3,093.0
Working capital % of sales	1.0%	2.3%	1.5%

*	Marketable securities of $17.4, $11.5 and $15.8 as of March 31, 2007, December 31, 2006 and March 31, 2006, respectively, are included in Other current assets.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2007 and 2006

(Dollars in Millions) (Unaudited)

	2007	2006
Operating Activities
Net income	$486.6	$324.5
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	10.1	45.6
Depreciation and amortization	81.0	80.2
Gain before tax on sale of non-core product lines	(48.6)	—
Stock-based compensation expense	32.7	28.8
Deferred income taxes	(94.5)	(17.9)
Cash effects of changes in:
Receivables	(54.8)	(7.2)
Inventories	(80.8)	(85.3)
Accounts payable and other accruals	132.2	(21.3)
Other non-current assets and liabilities	24.0	35.1

Net cash provided by operations	487.9	382.5
Investing Activities
Capital expenditures	(92.7)	(51.7)
Sale of non-core product lines	66.5	—
Other	6.7	(3.8)

Net cash used in investing activities	(19.5)	(55.5)
Financing Activities
Principal payments on debt	(714.6)	(657.4)
Proceeds from issuance of debt	653.2	704.2
Dividends paid	(166.8)	(151.6)
Purchases of treasury shares	(339.6)	(214.6)
Proceeds from exercise of stock options and excess tax benefits	84.0	31.9

Net cash used in financing activities	(483.8)	(287.5)

Effect of exchange rate changes on Cash and cash equivalents	0.3	2.6

Net (decrease) increase in Cash and cash equivalents	(15.1)	42.1
Cash and cash equivalents at beginning of period	489.5	340.7

Cash and cash equivalents at end of period	$474.4	$382.8

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$487.9	$382.5
Less: Capital expenditures	(92.7)	(51.7)

Free cash flow before dividends	$395.2	$330.8

Income taxes paid	$94.9	$160.4

Table 5

Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2007 and 2006

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31,
	2007	2006
Net sales
Oral, Personal and Home Care

North America	$662.4	$617.6
Latin America	790.3	692.7
Europe/South Pacific	781.6	691.7
Greater Asia/Africa	548.5	483.3

Total Oral, Personal and Home Care	$2,782.8	$2,485.3
Pet Nutrition	431.1	385.3

Total Net sales	$3,213.9	$2,870.6

	Three Months Ended March 31,
	2007	2006
Operating profit
Oral, Personal and Home Care

North America	$152.2	$132.3
Latin America	245.3	211.2
Europe/South Pacific	178.7	152.5
Greater Asia/Africa	81.4	65.4

Total Oral, Personal and Home Care	$657.6	$561.4
Pet Nutrition	115.6	103.8
Corporate	(122.1)	(147.7)

Total Operating profit	$651.1	$517.5

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, stock-based compensation related to stock options and restricted stock awards, restructuring and related implementation costs, and gains and losses on sales of non-core brands and assets.

For the three months ended March 31, 2007 and 2006, Corporate operating expenses include $45.9 and $65.8 of charges related to the Company’s 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the three months ended March 31, 2007 were reduced by a $48.6 gain related to the sale of the Company’s household bleach business in Latin America.

As a result of a limited voluntary recall of Hill’s product in March 2007, Pet Nutrition Net sales were reduced by $2.1 and Corporate operating expenses increased by $13.6.

Table 6

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - First Quarter 2007 vs 2006

March 31, 2007

(Unaudited)

			COMPONENTS OF SALES CHANGE FIRST QUARTER
Region	1st Qtr Sales Change As Reported	1st Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange
Total Company	12.0%	12.5%	8.5%	1.0%	3.0%
Europe/South Pacific	13.0%	13.0%	4.5%	(1.5)%	10.0%
Latin America	14.0%	14.5%	14.0%	1.0%	(0.5)%
Greater Asia/Africa	13.5%	13.5%	9.0%	1.5%	3.0%
Total International	13.5%	13.5%	9.0%	0.0%	4.5%
North America	7.5%	8.5%	8.5%	0.0%	0.0%
Total CP Products	12.0%	12.5%	9.0%	0.0%	3.5%
Hill’s	12.0%	12.0%	5.0%	4.5%	2.5%

NOTE:

The impact of the May 2006 acquisition of Tom’s of Maine on North American sales and volume was 1.5% in the first quarter.

Hill’s reported sales and volume were reduced by 0.5% in the first quarter due to a limited voluntary recall in March 2007.